EXHIBIT 99.1

Corporate Affairs Group, 130 Liberty Street, New York
Mailing Address: P.O. Box 318, Church Street Station,
New York, N.Y. 10008-0318

Bankers Trust New York Corporation
News Release
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For Release: DONALD L. STAHELI ELECTED A DIRECTOR OF BANKERS TRUST

New York, June 18, 1996 -- Donald L. Staheli, chairman of the Board and chief executive officer of Continental Grain Company, has been elected a director of both Bankers Trust New York Corporation and its principal banking subsidiary, Bankers Trust Company, it was announced today.

Mr. Staheli's election brings to 12 the number of Bankers Trust directors, 10 of whom are outside directors.

Continental Grain, the fourth largest privately-owned company in the United States, is an international agribusiness and financial services concern, with annual sales of approximately $15 billion and some 160 facilities in 55 countries.

"Don Staheli's record of achievement as the leader of one of the nation's most successful and broadly international companies has earned him well-deserved respect and admiration," said Frank N. Newman, chairman and chief executive officer of Bankers Trust. "We are delighted and fortunate that he has agreed to play a role in the future of Bankers Trust."

Mr. Staheli joined Continental Grain in 1969 as director of sales and marketing for Allied Mills, Inc., the company's Chicago-based feed and food subsidiary. He held a number of senior management positions with Allied Mills, and was its president when that company was merged into Continental Grain in 1981. Mr. Staheli was elected to the additional positions of executive vice president and a director of Continental Grain in 1977, moving to the firm's New York headquarters. He was elected to Continental Grain's Office of the Chief Executive in 1981, president and chief operating officer in 1984, president and chief executive officer in 1988 and chairman and CEO in 1994.

A native of Utah, Mr. Staheli earned a BS degree from Utah State
University and MS and Doctorate degrees from the University of Illinois.

He is a director of Prudential Life Insurance Company; vice chairman of the U.S.-China Business Council; a director of the National Committee on United States-China Relations, the America-China Society, the U.S.-Russia Trade Council, the New York City Partnership and the Points of Life Foundation; and a member of the Council on Foreign Relations.


Mr. Staheli is also an Executive Committee member of the National
Advisory Council of Brigham Young University's Marriot School of
Management, and a trustee of the American Graduate School of International Management.

Bankers Trust New York Corporation is the nation's eighth largest banking company, with assets of more than $100 billion and offices in more than 50 countries.


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250-7225 or Howard Schneider for investor inquiries at 212-250-
7908.